Exhibit 10.19
AMENDED EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of February 1, 2007 by and between ImaRx Therapeutics, Inc., a Delaware corporation (the “Company”), and Greg Cobb (“Executive”) and replaces the Executive Employment Agreement between the parties dated April 27, 2005 (the “Original Agreement”).
     WITNESSETH:
     WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
     1. Employment. The Company agrees to employ Executive as Chief Financial Officer, Secretary and Treasurer of the Company, and Executive accepts such employment and agrees to perform full-time employment services for the Company, subject to Section 3.2 and the Fourth Amended and Restated Certificate of incorporation and Amended and Restated Bylaws of the Company, as amended from time to time (the “Organizational Documents”), and the resolutions of the Board of Directors of the Company (the “Board”), for the period and upon the other terms and conditions set forth in this Agreement.
     2. Term. The term of Executive’s employment hereunder (the “Term”) commenced upon the date of execution of the Original Agreement and shall continue until this Agreement is terminated as set forth in Section 5 below.
     3. Position and Duties.
          3.1 Service with the Company. During the Term of this Agreement, Executive agrees to perform the duties of the Chief Financial Officer, Secretary and Treasurer as may be set forth in the Organizational Documents and such other duties as the Board may from time to time prescribe that are consistent with the duties of a Chief Financial Officer, Secretary and Treasurer of a company of the size and nature of the Company.
          3.2 No Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company. Except as otherwise provided herein, Executive shall not serve as a director of any other corporation (except nonprofit organizations to the extent such service does not materially affect Executive’s performance of his duties for the Company) without the prior approval of the Board of Directors.

     4. Compensation and Benefits.
          4.1 Base Salary. (a) As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive during the Term an annual salary of $175,000 (the “Base Salary”). Subject to Section 4.l(b), the Base Salary shall be reviewed at least annually and changed at the discretion of the Board (or its Compensation Committee), provided, however, that the Base Salary may not be decreased without the written consent of the Executive. The Company shall pay the Base Salary to Executive in accordance with the Company’s normal payroll procedures and policies.
     (b) If Executive’s Base Salary is increased at any time, it shall not thereafter be decreased during the Term of this Agreement, unless such decrease is the result of a general reduction (on the same percentage basis) affecting the base salaries of all other executive officers of the Company and such decrease does not result in a Base Salary of less than $140,000.
          4.2 Annual Bonus. With respect to each full fiscal year until the Termination Date, Executive shall be eligible to receive bonus awards aggregating up to 50% of Base Salary annually, payable periodically based on the achievement of pre-determined milestones established from time to time by the Board (or its Compensation Committee) pursuant to the Company’s Executive Bonus Plan (as such plan may be amended from time to time by the Board, in its sole discretion).
          4.3 Stock Options. (a) The company has previously granted to Executive various stock options to purchase                      shares of the Company’s common stock (the “Shares”), pursuant to the Company’s 2000 Stock Plan (the “Plan”). As a result of the foregoing grants, and vesting that has occurred thereunder to the date of this Agreement, the options currently held by Executive are as follows:

Grant	Tax	No. of	Exercise	Vesting	Vesting	Expiration
Date	Character	Shares	Price	Status	Schedule	Date
4-27-05	ISO	90,000	$5.00	29,250 Vested	20,250 on 4-27 of 2007, 2008 and 2009	4-27-15
12-14-05	ISO	27,000	$6.67	6,750 Vested	6,750 on 12-14 of 2007, 2008 and 2009	12-14-15
5-16-06	ISO	36,000	$8.33	None Vested	9,000 on 5-16 of 2007, 2008, 2009 and 2010	5-16-16
12-12-06	ISO	12,000	$5.00	None Vested	3,000 on 12-12 of 2007, 2008, 2009 and 2010	12-12-16
     (b) In addition to the foregoing outstanding options, the Company has also agreed to grant to Executive the additional stock options described on Exhibit A hereto, pursuant to the terms of the 2000 Stock Plan, and in each case subject to satisfaction of the respective milestones specified on Exhibit A and Executive’s being employed hereunder at the time the Board determines that such milestone has been satisfied. Such additional options shall be exercisable at a price equal to the fair market value of the Company’s common stock as determined by the Board on such date.
     (c) If the Company’s common stock is registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company shall use its good faith efforts to register under the Securities Act of 1933 on Form S-8 (or any successor form) all common stock issued and/or issuable under the 2000 Stock Plan, including the Shares subject to the options described above and all other stock options granted or awarded to Executive under this Agreement or otherwise under the 2000 Stock Plan; and shall use its good faith efforts to qualify such common stock for sale under such state securities or ‘blue sky’ laws as the Company shall determine are required to issue the shares of common stock under the 2000 Stock Plan and for the resale of such shares by the recipients thereof, provided that the Company shall have no obligation to qualify such stock in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such qualification, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
          4.4 Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, short and long tern disability insurance, life insurance, 401(k) plan, sick days, vacation, and holidays, to the extent the Company makes such plans or benefits available to its executive employees generally. Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, incentive, bonus, profit sharing and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company.
          4.5 Business Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation. During the Term of this Agreement, the Company shall at its expense provide Executive with reasonable office space and furnishings (including without limitation desk and lap top computers) at the Company’s principal executive offices, and a cell telephone.
          4.6 Key Man Life Insurance. During the Term of this Agreement, the Company shall have the option of purchasing and paying the premiums for a “Key Man” life insurance policy relating to Executive in a coverage amount determined by the Company, and the Company shall be named as the beneficiary of such policy. Executive represents and warrants that he currently is insurable for such policy on an unrated basis and agrees to fully cooperate with the Company in obtaining the policy.

     5. Termination.
          5.1 Disability. At the Company’s election, Executive’s employment and this Agreement shall terminate upon Executive’s becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement and Executive is qualified and eligible to receive disability benefits under the disability policies maintained by the Company for Executive.
          5.2 Death of Executive. Executive’s employment and this Agreement shall terminate immediately upon the death of Executive.
          5.3 Termination for Cause. The Company may terminate Executive’s employment and this Agreement at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term “Cause” shall mean that Executive shall have: (i) been convicted of a felony; or (ii) committed an act of fraud, embezzlement, or breach of trust; or (iii) committed an act of willful misconduct or gross negligence resulting in a material loss to the Company; or (iv) materially violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive; or (v) refused to follow the reasonable written directions given by the Board or its designee or materially breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within 30 days following written notice thereof to Executive.
          5.4 Resignation. Executive’s employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.
          5.5 Termination Without Cause. The Company may terminate Executive’s employment and this Agreement without cause upon written notice to Executive. Termination “without cause” shall mean termination of employment on any basis (including no reason or no cause) other than termination of Executive’s employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.
          5.6 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls.

     6. Compensation Upon the Termination of Executive’s Employment.
          6.1 In the event that Executive’s employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, and such other amounts that accrued prior to the termination date and are required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law, but no other compensation of any kind or amount.
          6.2 In the event Executive’s employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, and such other amounts that accrued prior to the termination date and are required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law, but no other compensation of any kind or amount.
          6.3 Unless Section 7 applies, in the event Executive’s employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause) or by Executive for “Good Reason” (as defined below), (A) the Company shall pay to Executive, as a severance allowance, his then current monthly Base Salary for the six (6) month period following the date of termination, paid on the Company’s regular paydays throughout that 6-month period, and such other salary that accrued prior to the termination date and amounts required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law; and (B) Executive shall receive accelerated vesting for twelve (12) months from the date of Executive’s termination for all stock options granted by the Company to Executive before or after the Commencement Date, and extension of the option exercise period for an additional twelve (12) months beyond the period set forth in the governing option documents for such exercise, provided, however, that the period for exercise of such stock options shall not be extended beyond the date on which they would have terminated had Executive continued to be employed by the Company; but no other compensation or benefits of any kind. Executive shall be entitled to receive these benefits and payments only if he complies with his continuing obligations to the Company as set forth in this Agreement, provided, however, that the Company shall not deny any such benefits unless it has provided written notice to Executive of any claimed breach of such continuing obligations, and Executive has failed to cure each such breach within fifteen days after receipt of such written notice of breach; and the exercise period of any such options shall be tolled during such fifteen (15) day period or any longer period required to resolve any disputed claim of breach of such continuing obligations, provided, that such stock options shall not be extended beyond the date on which they would have terminated had Executive continued to be employed by the Company.
          6.4 The provisions of this Section 6 shall not affect Executive’s participation in or terminating distributions and vested rights under, any pension, profit sharing, insurance or other employee benefit plan of the Company to which Executive is entitled pursuant to the terms of such plans.

     7. Change in Control. In the event a Change in Control (as defined below) occurs and, in the twelve month period preceding or following the Change in Control, Executive’s employment and this Agreement are terminated by the Company or its successor, assigns or transferee pursuant to Section 5.5 (Without Cause) or by Executive for “Good Reason” (as defined below), then the Company shall, within thirty (30) days after occurrence of the last of these conditions (the “Trigger Date”), pay Executive a lump sum amount equal to fifty percent (50%) of Executive’s then current annual Base Salary (less applicable withholdings). In addition, one hundred percent (100%) of Executive’s unvested options (whether granted before or after the Commencement Date) as of the Trigger Date, shall automatically vest as of the Trigger Date and the exercise period for all such stock options shall be extended an additional twelve (12) months (but in any case not beyond the date on which they would have terminated had Executive continued to be employed by the Company).
          7.1 Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, at any time during the Term, any of the following events occurs:
               7.1.1 if the Company does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
               7.1.1.1 any person, as that term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding Voting Stock, as defined below, provided, however, that for purposes of this paragraph, the term “person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (B) a person who beneficially owns 25% or more of the Company’s outstanding Voting Stock on the Effective Date, or (C) any person who becomes such a beneficial owner in connection with a bona fide financing transaction.
               7.1.1.2 the Company is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquiring Person”) or securities of the Company are exchanged for securities of an Acquiring Person, and as a result of such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such transaction is held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company immediately prior to such transaction;
               7.1.1.3 the Company, in any transaction or series of related transactions, sells or otherwise transfers, directly or indirectly, all or substantially all of its assets, on a consolidated basis, to an Acquiring Person, and less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such sale or transfer is held, directly or indirectly, in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; or

               7.1.1.4 during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by at least a majority vote of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;
          or
          7.1.2 if the Company has a class of securities registered under Section 12 of the Exchange Act:
               7.1.2.1 any person, as that term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding Voting Stock, provided, however, that for purposes of this paragraph, the term “person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (B) a person who becomes such a beneficial owner in connection with the Company’s initial public offering of common stock or (C) any person who was a shareholder of the Company immediately prior to the Company’s initial public offering of common stock; or
               7.1.2.2 any of the events described in Sections 7.1.1.2, 7.1.1.3 or 7.1.1.4 (the latter being modified to refer to such a change of a majority of the Board of Directors during any one year period).
Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
          7.2 Definition of Good Reason. As used in this Agreement, “Good Reason” means any of the following: (i) a material reduction in Executive’s title, status, authority, or responsibility at the Company, provided that elimination of Executive’s title, authority and responsibilities as either or both Secretary or Treasurer of the Company shall not alone constitute Good Reason; or (ii) a material reduction in the salary or other benefits in effect for the Executive, provided comparable reductions have not been made in the salary or other benefits of the other members of senior management of the Company; or (iii) except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location more than 25 miles from the Company’s executive offices in Tucson, Arizona; or (iv) ) any breach by the Company of its material obligations under this Agreement unless such breach is cured within 30 days after written notice of breach from Executive.

     8. Release. As a condition precedent to the Company’s obligation to provide Executive with the amounts set forth in Section 6.3 or Section 7, Executive must first execute and deliver to the Company a mutual legal release in the form attached hereto as Exhibit B, with such changes as the Company deems necessary in order to maintain the breadth of such release in the event of changes in applicable laws, rules or regulations, it being the intent of the parties that the release be as broad as possible.
     9. Ventures. If, during the Term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.
     10. Restrictions.
          10.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               10.1.1 “Trade Secrets” means information that is not generally known about the Company or its business, including without limitation about its products, recipes, projects, designs, developmental or experimental work, computer programs, data. bases, know-how, processes, business partners, manufacturers, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements. “Trade Secrets” also means formulas, patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company’s Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the Company: (i) pharmaceutical manufacturing; (ii) formulation technology; (iii) pricing information; (iv) product development, marketing, sales, customer, manufacturer and supplier information related to any Company product or service available commercially or in any stage of development during Executive’s employment with the Company; and (v) Company marketing and business strategies, ideas, and concepts. Executive acknowledges that the Company’s Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.
               10.1.2 “Restricted Field” means the business of developing, manufacturing, licensing and selling (i) treatment of vascular thrombosis comprising thrombolytic drugs with or without bubbles and ultrasound, and (ii) oxygen delivery with bubbles or fluorocarbon emulsions.

               10.1.3 “Non-Competition Period” means a period of 12 months after the termination of Executive’s employment with the Company unless a court of competent jurisdiction determines that that Period is unenforceable under applicable law because it is too long, in which case the Non-Competition Period shall be for the longest of the following periods that the court determines is reasonable under the circumstances: 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the termination of Executive’s employment with the Company.
               10.1.4 “Business Territory” means the entire United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Business Territory shall be amended by eliminating geographical areas and states from the following list until the Business Territory is determined to be reasonable: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Washington, District of Columbia, West Virginia, Wisconsin, Wyoming, Pima County, Arizona, Maricopa County, Arizona, Tucson, Arizona, Phoenix, Arizona. The parties acknowledge and agree that if any of the geographic areas or States listed above are required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume of revenue received or projected to be received by the Company from such area or State at the time of determination.
               10.1.5 “Non-solicitation Period” means a period of 12 months after the termination of Executive’s employment with the Company.
          10.2 Non-Disclosure Obligations. Executive shall not at any time during the period specified in Section 4.A. of the Invention and Confidential Information Agreement attached hereto as Exhibit C, without the express written consent of a superior officer or the Board of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive’s own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.
          10.3 Non-Competition Obligations. Executive acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in developing its products and other strategically important information (including Trade Secrets), and agrees that during Executive’s employment with the Company hereunder and during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any Restricted Field activities in the Business Territory, nor have any such relationship with any person or entity that engages in Restricted Field activities in the Business Territory; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-

counter market so long as Executive has no other relationship with such company in violation of this Agreement. The Non-Competition Period set forth in this Section 10.3 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.3.
          10.4 Agreement Not to Solicit Customers. Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Restricted Field activities in the Business Territory (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of Executive’s employment (the “Customers”). The Non-Solicitation Period set forth in this Section 10.4 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.4.
          10.5 Agreement Not to Solicit Employees. Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ. The Non-Solicitation Period set forth in this Section l0.5 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.5.
          10.6 Defamatory Statements. Executive agrees that during Executive’s employment with the Company hereunder and thereafter, he will not, either directly or indirectly, defame the reputation; character, or image of the Company or its products, services, employees, directors, or officers.
          10.7 Reasonableness. Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business. Executive further acknowledges and agrees that: (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive’s chosen profession, trade, or business is in manufacturing, developing, and marketing pharmaceutical drugs, products and devices (the “Profession”); (v) the Restricted Field is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive’s Profession besides those in the Restricted Field; (vi) the covenants set forth herein do not completely restrain Executive from working in Executive’s Profession, and Executive can earn a livelihood in Executive’s Profession without violating any of the covenants set forth herein; (vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing company that engages in activities in the Restricted Field, there would be a substantial risk that Executive would inevitably disclose Trade Secrets to that company; (ix) the Company competes with other companies that engage in Restricted Field activities in the Business Territory, and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its employees and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its Customers and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company.
     11. Other Agreements. Executive reaffirms Executive’s obligations set forth in the Invention and Confidential Information Agreement attached hereto as Exhibit C, which Executive has executed and delivered herewith. Executive further acknowledges and agrees that he will comply with all other Company policies and procedures.
     12. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or (iii) of which at least a majority of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall exercise commercially reasonable efforts to obtain the assignees’ written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.
     13. Other Provisions.
          13.1 Governing Law. This Agreement is made under and shall be governed by and construed, in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.
          13.2 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.
          13.3 Prior Agreements. This Agreement and its exhibits contain the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including prior option agreements relative thereto, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.
          13.4 Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement by any amounts owed by Executive to the Company.
          13.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.
          13.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          13.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
          13.8 Indemnification. Executive shall be entitled as an officer and director to be indemnified by the Company under the Organizational Documents, as set forth therein, and to receive the benefits, if any, of any director and officer liability insurance obtained by the Company in its discretion from time to time, subject to the terms, provisions and conditions of any such insurance.
          13.9 Headings. The headings in this Agreement are included solely for reference purposes and shall not be considered in the interpretation or construction of this Agreement.
          13.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by overnight courier or similar means, by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile transmission with written confirmation of receipt, at the addresses specified below or such other addresses as the parties may designate by like notice. Any such notice shall be effective upon receipt if delivered personally, by overnight courier or by United States certified or registered mail, or on the next business day following transmittal if sent by facsimile transmission.

If to the Company:	ImaRx Therapeutics, Inc.
1635 East 18th Street
Tucson, AZ 85719
Attn: Chairman of the Board
Telephone: 520-770-1259
Facsimile: 520-791-2437

copy to:	DLA Piper
701 Fifth Ave., Suite 7000
Seattle, Washington 98104
Attn: John M. Steel, Esq.
Telephone: (206) 839-4800
Facsimile: (206) 839-4801

If to Executive:	Greg Cobb
1104 W. Saddlehorn Place
Oro Valley, AZ 85704
Telephone (520) 256-5206
          13.11 No Mitigation Obligation. It will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the termination of Executive’s employment with the Company, and the noncompetition covenant contained in Section 10.1 hereof will further limit the employment opportunities for Executive. Accordingly, the parties hereto expressly agree that the payments provided for in Section 6.3 and Section 7 by the Company to Executive will be liquidated damages, and that Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.
          13.12 Remedies Cumulative. Remedies under this Agreement of either party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.
          13.13 Attorneys’ Fees. In the event suit is brought to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys’ fees, court costs, costs of investigation and other related expenses incurred in connection therewith.
          13.14 Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.
          13.15 Survivability. Sections 4.3, 6, 7, 8, 10 and 13 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

“Company”:	ImaRx Therapeutics, Inc.

	By:	/s/ Thomas W. Pew

	Name:	Thomas W. Pew

	Title:	Compensation Committee Member

“Executive”:	/s/ Greg Cobb

Greg Cobb

Exhibit A
Executive Option Grant Milestones

Grant Milestones		Shares
Clinical: Completion of enrollment in the SonoLysis Combo-therapy (with tPA) Phase 1 -2 Trial by 12/31/2007 (the “Clinical Target Date”)		50,000

If completed after the Clinical Target Date but before 3/31/2008 (the “Clinical Secondary Date”), a prorated number of options will be granted as determined by multiplying 50,000 by a fraction, the numerator of which is the number of days remaining between the actual completion date and the Clinical Secondary Date, and the denominator of which is 91 (being the number of days between the Clinical Target Date and the Clinical Secondary Date). If completed after the Clinical Secondary Date, no options will be granted for this Milestone.

Business Development: Close a SonoLysis development partnership that the Board (in its discretion) considers significant enough to satisfy this Milestone, by 6/30/2007 (the “BusDev Target Date”).		50,000

If the closing of a partnership that the Board determines satisfies this Milestone occurs after the BusDev Target Date but before 8/31/2007 (the “BusDev Secondary Date”), a prorated number of options will be granted as determined by multiplying 50,000 by a fraction, the numerator of which is the number of days remaining between the actual closing and the BusDev Secondary Date, and the denominator of which is 62 (the number of days between the BusDev Target Date and the BusDev Secondary Date). If the closing date is after the BusDev Secondary Date, no options will be granted for this Milestone.

Finance: Achieve either of the following:
1)	By 7/31/2007, obtain capital sufficient (in the judgment of the Board) to fund the Company’s cash flow needs until 12/31/2008; or	50,000
2)	Complete an IPO by 4/1/2008

Exhibit B
Form of Release

IMARX THERAPEUTICS, INC.
AGREEMENT FOR THE RESOLUTION OF ALL DISPUTES
ARISING FROM THE EMPLOYMENT RELATIONSHIP
THROUGH MEDIATION AND ARBITRATION
I. SUBJECT AND SCOPE OF AGREEMENT
In order to expedite the resolution of employment related disputes and to minimize the expense of such disputes for both ImaRx Therapeutics, Inc. (the Company) and Greg Cobb (the employee), thereby mitigating the disruption of work and workplace morale which accompanies such disputes, it is hereby agreed that all disputes, controversies, claims and matters in question arising out of or relating to the employment relationship between the Company and the employee which are not resolved through the “grievance procedure” stated in the Company’s Employee Handbook, shall be subject to the exclusive, final, binding, speedy, inexpensive and impartial conditions and procedures stated herein. To the extent permitted by applicable law, these procedures shall constitute the sole and exclusive method for the resolution of any claim between the Company and any employee, arising out of the employment relationship and there shall be no recourse to court with or without a jury trial. The parties agree to promptly move to dismiss any such court proceeding if commenced.
Claims covered by this Agreement include claims based on alleged breach of any employment agreement or promise, breach of implied covenants of good faith and fair dealing, alleged discrimination or harassment and/or alleged breach of any public policy; wrongful discharge under statutory law and common law; employment discrimination and/or violations based on federal, state and local statutes, ordinances or governmental regulations including, but not limited to those based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the Workers Adjustment and Retraining Notification Act (WARN); retaliatory discharge or other action, tortious conduct; contractual violations; other statutory claims and disputes. This Agreement also applies to any claims or counterclaims that the Company may have against the employee.
II. PROCEDURES — MEDIATION
The party initiating these procedures shall be referred to herein as “the claimant or grievant.”
1.	The claimant shall, within seven (7) days of the specific incident or situation giving rise to the dispute, submit to his/her supervisor or to the Human Resources Manager if the claimant is an employee, or to the employee involved if the claimant is the Company, in writing, the subject of the dispute and his/her contentions with respect to it. A written response shall be provided within three (3) days.[1]
2.	If the response is unsatisfactory, the claimant shall, within three (3) days of receipt of the written response or of the default, demand in writing that the dispute be submitted to nonbinding mediation. If the dispute involves termination of employment, the claimant shall have the option to proceed directly to arbitration. (See III below).

3.	The mediation conference(s) shall be held before a mediator selected from a list of five mediators provided by the Lex Mundi College of Mediators, or by any other entity agreed upon by the parties and completed within thirty (30) days of the demand. Within two (2) days of receipt of a timely written demand for mediation, (or within two (2) days of its issuance of such demand when the company is the claimant) the Company shall request a list of five mediators who reside within 1000 miles of the situs of the dispute from Lex Mundi

[1]	Unless otherwise specified, “days” herein means calendar days. A document is deemed delivered by the sender and received by the addressee at the time it is postmarked or hand-delivered to the addressee’s workstation. The time limits established in this policy are to be strictly enforced. However, any deadline may be extended by written agreement of the grievant and the Company.

College of Mediators or from any other entity agreed upon by the parties. The parties shall select a mediator from the list provided by Lex Mundi, by each alternatively striking 2 names from said list. The remaining mediator shall mediate the dispute. The parties shall execute the mediation agreement required by the mediator selected.

4.	At the mediation conference(s) the spokesperson for the Company will be an attorney or other person designated by the Company. The claimant’s spokesperson will be either himself or herself or an attorney employed by the claimant for that purpose.

5.	The claimant and his or her supervisor will normally attend the mediation conference(s).Attendance by others at the mediation conference(s) shall be limited to those people actually involved in the mediation process.

6.	All written material presented to the mediator or to the other party shall be returned to the party presenting the material at the termination of the mediation conference(s).

7.	Proceedings before the mediator shall be informal in nature. The issue mediated will be the same as the issue the parties have failed to resolve through this process. The rules of evidence will not apply, and no record of the mediation conference(s) shall be made, except that the mediator may make notes for the purpose of aiding the mediation process.

8.	The mediator may meet separately with the parties during the mediation conference(s) but will not have the authority to compel the resolution of the dispute.

9.	The Company and the employee at the mediation conference(s) may accept the resolution proposed by the mediator and if accepted at the conference(s) such settlement or any settlement resulting from the conference(s) shall be in writing and binding upon the parties and dispose of the entire dispute but shall not be precedent setting.

10.	If no settlement is reached during the mediation conference(s), the mediator shall provide the parties with an immediate oral advisory opinion, unless both parties agree that no opinion shall be provided. The mediator shall state the basis for his or her advisory opinion.

11.	The Company shall bear up to $400.00 of compensation and expenses of the mediator and the general administrative expenses of the mediation conference(s). Expenses in excess of this shall be divided equally between the parties.
111. PROCEDURES - ARBITRATION
1. Submission to Arbitration
If the mediation does not resolve the dispute or, in cases of termination of employment, if the claimant elected to bypass the mediation process, either party may submit the dispute to arbitration, if further relief is sought. Such submission shall be in writing, within ten (10) days of the last mediation conference or of the claimant’s election to bypass the mediation, and shall state with specificity the issues to be submitted to arbitration and the relief sought. Copies of the submission and demand for arbitration shall be served by registered mail on the other party to the dispute and simultaneously upon the local office of the Federal Mediation and Conciliation Service (FMCS), or at the requesting party’s option, upon the local office of the American Arbitration Association (AAA).
2. Selection of Arbitrator
With the submission, the FMCS or AAA shall be requested by the party seeking arbitration to provide a list of five arbitrators. Unless the parties can otherwise agree to appoint an arbitrator, the arbitrator shall be selected no later than five days after receipt by the parties of the list in the same method used for the selection of the mediator.

3. Arbitration Process
The arbitration process shall be under the provisions of the current American Arbitration Association, National Rules for the Resolution of Employment Disputes in effect at the time of the submission or under such procedures as are determined by the arbitrator. Copies of the pertinent procedural rules shall be obtained by the party submitting the dispute to arbitration and provided to the other party. Should a discrepancy arise between said procedural rules and the provisions herein, the latter shall prevail. At the hearing, all witnesses shall testify under oath and the hearing and record or the proceeding shall be confidential and not open to the public except to the extent that; (a) the parties otherwise agree in writing, and (b) may be appropriate in subsequent proceedings between the parties. A record of the hearing shall be made at the election of either party and at the Company’s expense by verbatim transcription. The arbitrator shall maintain possession of the record for at least two years after issuing the award. No person serving as a mediator between the parties may serve as arbitrator. Neither party may at the arbitration hearing refer to presentations made by the other at the mediation conference(s), the fact that such conference(s) were held, or any statements made by the mediator. Any such references shall be disregarded by the arbitrator. Intentional or repeated references to matters disclosed only during mediation shall constitute cause for the arbitrator, in his or her discretion, to summarily find against the party making such references.

4. Representation at Hearing and Evidence
Any such party to the arbitration may be represented by counsel during the arbitration proceedings. The order of presentation and any disputes that may arise with respect to the relevance and materiality of the evidence offered shall be resolved by the arbitrator. Conformity with the rules of evidence shall not be required.
5. Arbitrator’s Discretion
The arbitrator may, in his/her discretion, confer with any party or person and otherwise conduct his/her own investigation outside the hearing process for the purpose of obtaining written or oral information. The hearing may be reopened on the arbitrator’s initiative or upon application of a party, at any time before the award is made. The arbitration shall have thirty (30) days from the closing of the hearing within which to render the award. The arbitrator shall have no authority to add to, subtract from, nor modify the policies describing the employment relationship. The relief awardable by the arbitrator shall, except where he/she finds a statutory violation, be limited to reinstatement, if the claimant is an employee who had been terminated and the earnings that said claimant would otherwise have earned (back-pay), less any unemployment compensation or other compensation for services that the claimant may have received from any source during the period. In cases where the Company had terminated the relationship, if the claimant had failed thereafter to make diligent efforts to apply or look for a position which would provide compensation for his services, no back-pay shall be awarded for that period of time. Where the arbitrator finds a statutory violation, the remedy shall be limited to those provided for in the pertinent statute.
6. Time Limitations
The time limitations imposed in this Article shall be strictly complied with, unless the parties agree, in writing, to extend them. Failure to comply with the time limitations shall operate as a waiver by the party responsible for such failure.
7. Allocation of Expenses, Fees and Costs
The expenses of witnesses for either side shall be paid by the party producing such witnesses. The arbitrator’s fees and any other expenses of the arbitrator including required travel of the arbitrator and the cost of any evidence or proof produced at the direction of the arbitrator are apportionable and shall be borne by the party (s) designated by the arbitrator.
8. Finality and Enforcement of Award
All decisions of arbitrators pursuant to this Article shall be final, valid, irrevocable and conclusively binding upon the parties to the dispute. The award may be entered as a judgment in any court of competent jurisdiction and the parties agree to stipulate to entry of judgment.

IV. CONSIDERATION FOR AGREEMENT
An employee’s acceptance of an offer of employment or of continued employment by the Company after notice of this agreement manifest his or her assent to its terms. Such employment and the Company’s commitments contained in this Agreement constitute part of the consideration he or she receives in exchange for foregoing any and all right to litigate employment related disputes in a court of law.

/s/ Greg Cobb	/s/ Evan Unger

EMPLOYEE	ImaRx Therapeutics, Inc.

4/27/05	6-7-05

DATE:	DATE:

Exhibit C
Invention and Confidential Information Agreement

ImaRx Therapeutics. Inc.
INVENTION AND CONFIDENTIAL INFORMATION
AGREEMENT
with
Greg Cobb
Dated: 4/27/2005

INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT
          This INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT is made between Greg Cobb, sometimes hereinafter referred to as “Employee,” and ImaRx Therapeutics, Inc., hereinafter referred to as “Company,” effective as of the first day of employment by the Company of the Employee.
          In consideration of: (1) any compensation paid to me by the Company; (2) my employment as employee, consultant and /or independent contractor, and continuing employment by the Company; and (3) my access to Confidential Information (as hereinafter defined) of the Company, I, the undersigned Employee, hereby agree as follows:
     1. DEFINITIONS.
A.	“Agreement Field” refers to the field of imaging pharmaceuticals related to diagnostic imaging techniques of computed tomography, magnetic resonance, ultrasound and nuclear medicine as well as therapeutic techniques or products related to the disciplines (e.g. therapeutic ultrasound and hyperthermia, radiation therapy and lasers) and drug and gene delivery.

B.	“Confidential Information” refers to any information acquired, developed, owned or controlled by the Company concerning the Company and its products and technology which the Company treats as confidential, including without limitation, any and all patents and patent rights, copyrights, discoveries, inventions, improvements, knowledge, know-how, models, manufacturing or other techniques, specifications, ideas, technical data, engineering data, formulae, recipes, plans, processes, and any other information in the Agreement Field, whether or not patentable, copyrightable or otherwise protectable, which are made, discovered, conceived, developed or otherwise acquired by the Company. Confidential Information also includes names of customers and dealers, personal records, financial projections and other financial information relating to Company’s businesses; technological product information, training and operational manuals and other things which constitute the property of the Company. The term “Confidential Information” shall not include information which:
(i)	is in or becomes available to the public domain, other than through an act or failure to act of one of the parties, contrary to the terms of this Agreement; or

1

(ii)	can be shown to have already been known to the Employee and which has not been transferred to Company prior to the date of this Agreement; or

(iii)	has been disclosed by a third party, as a matter of right, without restrictions on disclosures and use.
In the event Employee asserts that any information is not Confidential Information by reason of (i), (ii), or (iii) above, the Employee shall have the burden of proving the information disclosed is within the terms of such provisions.
C.	“Inventions” refers to all discoveries, inventions, improvements, processes, plans, designs, specifications, ideas, recipes, models, manufacturing or other techniques or know-how, whether or not patentable, copyrightable or otherwise protectable, which are made, discovered, conceived, or developed, by Employee in the Agreement Field either alone or jointly with others.
     2. ASSIGNMENT OF INVENTIONS. During the term of my employment and for a period of one year thereafter, I agree to disclose to the Company fully and promptly, and to assign to the Company, and I do hereby assign to the Company all right, title and interest to and in, all Inventions made, discovered, conceived, or developed by me, either alone or jointly with others, during the period of my employment by the Company, whether or not during normal working hours, and including during any periods of leaves of absence, which relate in any way to the Agreement Field or which result in any way from the use of the Company’s premises, time, facilities or Confidential Information.
     3. PATENTS. I agree that the Company shall have the right to apply for and use patents, copyrights, trademarks, or other statutory or common law protections for the Inventions in all countries; and that I will assist the Company in every lawful way (at the Company’s expense) to obtain, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other statutory and common law protections for the Inventions, including but not limited to the execution of documents, and the giving of testimony during and after my employment by the Company.
     4. CONFIDENTIAL INFORMATION.
A.	I agree that during the period of my employment by the Company, and during the period extending three years after termination of such employment (or for a longer period not to exceed five years after such termination in the case of such Confidential Information which the Company may specifically designate for this purpose), I will not, without written authorization from the Company, directly or indirectly use Confidential Information belonging to the Company for any purpose other than pursuant to my employment by the Company, and that I will not

2

disclose such Confidential Information to any person without the express written authorization of the Company,
B.	I agree that I will submit in advance to an officer designated by the Company (other than myself) all matters proposed to be published or printed for any use other than a confidential communication to an authorized recipient,

C.	I agree that upon termination of my employment by the Company for any reason whatsoever, I will promptly deliver to the Company all Confidential Information, including any and all notes, memoranda, writings, drawings, or other materials embodying or containing Confidential Information, however reproduced or recorded (and including any and all copies thereof), which are in my possession, custody or control.
     5 . MODIFICATIONS. This Agreement may be modified only by a duly authorized and executed writing.
     6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, and shall inure to the benefit of the Company, its affiliates, and their respective successors and assigns, and the Employee, his heirs, personal representatives and assigns.
     7. ARBITRATION. Any and all disputes between the parties hereto concerning the negotiation, interpretation, performance or termination of this Agreement, shall be resolved through amicable discussion between the parties. Failing resolution of the issues in dispute in such discussion, any party may, thirty (30) days after initiation of such discussions, refer the issue for final resolution by binding arbitration pursuant to the then-existing rules of the American Arbitration Association. Any party may apply to any court of competent jurisdiction for injunctive relief or other interim measures. Any application to a court for such interim measures shall not be deemed incompatible with this agreement to arbitrate or as a waiver of this agreement. The arbitration shall be conducted by a single arbitrator, who shall be a lawyer familiar with technology development and transfer issues, and shall be held, absent agreement to the contrary, in Tucson, Arizona. In making his award, the arbitrator shall be guided, in descending priority, by the terms of this Agreement, the terms of the Research Joint Venture Agreement, the usages of the trade in the place where the party charged with an act or failure to act is principally located, and by what he deems just and equitable under the circumstance without reference to the law of any jurisdiction. The award of the arbitrator shall be final and binding, and not subject to judicial review. Enforcement of the award may be sought in any court of competent jurisdiction over the parties or their assets.
     8. WAIVER. Failure by either Party to exert all or any of its rights upon breach of this Agreement shall not be deemed a waiver of such rights either with respect to that breach or any subsequent breach.

3

     9. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if said invalid or unenforceable provisions were not contained herein. The parties agree to cooperate in any revisions or amendments of this Agreement which may be necessary to effect the intent of the parties in the event that any provision of this Agreement is deleted as herein provided.
Signed in Tucson, Arizona this 27th day of April, 2005.

ImaRx Therapeutics, Inc.
/s/ Evan Unger
President and CEO

Signed in Tucson, Arizona this 27th day of April, 2000.

/s/ Greg Cobb
Employee